U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|X| Form 3 Holdings Reported

|_| Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Artemis America Partnership
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   (Last)               (First)                 (Middle)

c/o RL&F Services Corporation
One Rodney Square
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                                    (Street)

Wilmington,              DE                      19801
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Florsheim Group Inc. [FLSC]

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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4. Statement for Month/Year

   12/00

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director(2)                          |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   |_|  Form filed by One Reporting Person
   |X|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock, without par value       6/30/00        J(1)            2,807,018(1) A     N/A(1)   2,807,018      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

(1) Shares were transferred to Artemis America Partnership ("Artemis") in connection with the transfer to Artemis of voting rights previously beneficially held by Lion Advisors, L.P. in a managed account on behalf of Artemis.
(2) Artemis has appointed one director to the Board of Directors of Florsheim.


            /s/ Emmanuel Cueff                              February 15, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information

Name:                   Artemis Finance SNC

Address:                5 Boulevard de Latour Maubourg
                        75007, Paris, France

Designated Filer:       Artemis America Partnership (1)(2)

Issuer & Ticker Symbol: Florsheim Group Inc. ("FLSC")

Date of Event
Requiring Statement:    June 30, 2000


Signature: /s/ Emmanuel Cueff       Date: February 15, 2001
           ------------------
Name: Emmanuel Cueff
Title: General Secretary of Artemis Finance SNC

                             Joint Filer Information

Name:                   Artemis SA

Address:                5 Boulevard de Latour Maubourg
                        75007, Paris, France

Designated Filer:       Artemis America Partnership (1)

Issuer & Ticker Symbol: Florsheim Group Inc. ("FLSC")

Date of Event
Requiring Statement:    June 30, 2000


Signature: /s/ Emmanuel Cueff           Date: February 15fc, 2001
           ------------------
Name: Emmanuel Cueff
Title: General Secretary of Artemis SA

(1) Artemis SA and Artemis Finance SNC are general partners of Artemis America Partnership.
(2) The Managing General Partner of Artemis Finance SNC is Artemis SA.